Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: May 06, 2009 / 09:00PM GMT

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May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Larry Betterley
Cardiovascular Systems, Inc. — CFO
Dave Martin
Cardiovascular Systems, Inc. — President, CEO
CONFERENCE CALL PARTICIPANTS
Ben Andrew
William Blair — Analyst
PRESENTATION

Operator
Thank you, everyone, for joining us to the Fiscal Third Quarter 2009 Cardiovascular Systems Earnings Conference Call. My name is Erica, and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question and answer sessions towards the end of this conference.
(Operator Instructions)
I would now like to turn the presentation over to your host for today’s call, Mr. Larry Betterley, Chief Financial Officer. You may proceed, sir.

Larry Betterley - Cardiovascular Systems, Inc. — CFO
Thank you, Erica. Good afternoon, and welcome to our fiscal 2009 third quarter conference call. Before we begin, I’d like to remind you that during the course of this call we will make forward-looking statements relating to future financial and business performance that involve risks and uncertainties. These forward-looking statements are covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding CSI’s future financial and operating results or other statements that are not historical facts.
Please be advised that actual results could differ materially from those stated or implied by those statements due to certain risks and uncertainties, including those described in our registration statement on Form S-4 filed with the Securities and Exchange Commission on January 26, 2009. We suggest that you read this and other future filings that we may make with the SEC. CSI disclaims any duty to update or revise our forward-looking statements as a result of new information, future events, developments or otherwise.
We will also refer to non-GAAP measures because we believe they provide useful information for our investors. Today’s news release contains a reconciliation table to GAAP results, and this information is available in the investor section of our website on www.csi360.com.
In a few minutes, I’ll provide a detailed review of our financials, but first I’ll turn the call over to Dave Martin, CSI’s President and CEO. Dave?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Thanks, Larry. This is CSI’s first quarterly release as a publicly traded company, after completing a reverse merger on February 25th of this year. This transaction brought funding into the Company and positioned us to obtain a listing on a major stock exchange. CSI is now trading on the NASDAQ Global Market under the symbol CSII.
We received $37 million in net assets, mostly cash, which we plan to use to continue to expand our business in a large and growing, yet underserved, peripheral arterial disease market. We expect that these resources can carry the Company to profitability and positive cash flow. Today we reported substantial improvements in our operating and net losses and a strong third quarter revenue growth, driven by clinical benefits of our leading product, the Diamondback 360 system.

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Final Transcript

May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
Five key operational highlights of the quarter include a December launch of the next generation Diamondback device; other products, including the announcement of a distribution agreement with Invatec and a product launch in our Viper line, as well as upcoming clinical trials; the addition of Nabil Dib as the Company’s medical advisor and the creation of a world-class science taskforce to ensure physicians receive the critical clinical information they need to combat PAD; refinancing of our debt to increase our credit line and extend repayment terms; and finally, the completion of our Orbit 1 coronary trial.
Let me start with an overview of the Diamondback 360. Through this product, CSI’s playing an important role in raising the standard of care for patients with peripheral arterial disease, or PAD. These are blockages in the leg arteries that can adversely affect the quality of life through immobility and pain. Ultimately, PAD can lead to non-healing wounds, limb amputation and death.
CSI designed the Diamondback system to give physicians a safer, faster, more effective tool to treat the 8 million to 12 million Americans who suffer from PAD. The Diamondback system is capable of treating plaque throughout the leg and addresses the many limitations of other treatments. Already, the Diamondback system has been used in more than 12,000 cases.
We have completed three peripheral clinical studies, including our gold standard OASIS study and an international coronary study. Our unprecedented safety profile means more patients are finding relief and improved outcomes with significant economic benefits.
Our product differentiators include differential sanding that protects the vessel wall, minimizing the potential for arterial perforations or dissections; effectiveness in treating all plaque types, including difficult to treat calcified lesions, both above and below the knee; and short treatment time. The Diamondback 360 is quickly becoming a first-line PAD therapy. Our technology platform could be leveraged across multiple market segments, including below the knee, above the knee and coronary vascular beds.
Third quarter revenue. Primarily Diamondback system sales, reached $15.1 million, a 97% increase over the year-ago period. CSI’s quarterly revenue has grown sequentially in each quarter since we commercially introduced the product in September 2007. Physicians are readily adopting our technology, as indicated by increases in both hospitals accounts and physician users.
The number of hospital accounts rose sequentially to 487, from 400 at the end of December 2008 and is up 106 — from 106 in March last year. We sold nearly 4,600 Diamondback 360 devices in the quarter, up from 4,400 at the end of December 2008 and 2,300 one year ago. Our 90-day reorder rate was over 90% and revenue from reorders was over 80%.
Our growth has been driven by our US sales field organization. Entering the March quarter, we built our sales team to nearly 100 direct sales professionals versus just 36 a year earlier. For the fourth quarter this year, we expanded the team slightly to just more than 100 direct sales professionals.
Now, Larry will provide a summary of our financial results.

Larry Betterley - Cardiovascular Systems, Inc. — CFO
Thank you, Dave. Before I begin, I’d like to point out that the financial results for the periods prior to the reverse merger on February 25, 2009 refer to the financial results of CSI in those periods and do not include results of Replidyne, Inc. because CSI was the acquirer for accounting purposes. Weighted average common shares outstanding and loss per share available to common shareholders in those periods have been adjusted to reflect the conversion ratio for CSI shares in the merger.
As Dave noted, revenue grew to $15.1 million this quarter, a 97% increase over $7.7 million last year. All revenue at this time is generated in the United States. Diamondback device revenue was about 90% of total revenues, similar to last year. Supplemental products accounted for most of the remaining 10% of revenue this quarter.
Gross margin improved to 74% from 67% last year, due to higher disposable volumes, product cost reductions and greater manufacturing efficiencies. We achieved this gain even though we implemented a deferred pricing alternative for our controller, which is the capital equipment portion of our system.
With this pricing program, customers can pay for controllers over time through an up-charge on the disposable device rather than an upfront payment. This arrangement reduces the gross margin at the time the controller is shipped, when the cost of the controller is expensed, and

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May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
recovers it in future periods as devices are purchased. In the third quarter this fiscal year, the gross margin on the Diamondback disposable devices alone, excluding controller and other revenue, was nearly 80%.
SG&A expenses rose 41% to $14.3 million. As we have discussed, a major factor behind the increase is the planned expansion of our field sales organization and infrastructure investments to support CSI’s growth. Note, however, that that growth rate of SG&A was less than half of our revenue growth rate. In fact, sales and marketing expenses have not grown since the first quarter of this fiscal year.
R&D expenses declined to $3.4 million, a 21% decrease over the year-ago period, due to the completion and timing of projects. CSI continues, however, to invest in innovation and product development to enhance our devices’ ease of use, and to improve the clinical effectiveness of our technology. We will continue to expand our coronary capability as well.
The third quarter operating loss improved by 30% over the year-ago period to $6.5 million, a result of strong revenue and gross margin growth and a lower rate for operating expense growth. Other income was $2.7 million for the quarter, versus other expense of $1.3 million in last year’s third quarter. The key drivers were a $3.2 million gain from the decline in value of redeemable convertible preferred stock warrants revalued just prior to the conversion to common stock warrants in conjunction with the reverse merger.
Last year’s third quarter included a $700,000 loss from accretion of those warrants. We also had an increase in interest expense of $971,000 from higher debt, a $300,000 gain from an increase in value of our auction rate securities versus an impairment of $1 million last year, and a $228,000 decrease in interest income due to lower average cash balances and interest rates.
The net loss improved by 64% to $3.8 million over the same period last year. Net income available to common shareholders this quarter was $21.9 million, or $2.63 per basic common share, and a net loss of $0.32 per diluted common share. The net income was favorably affected by a decline in the value of redeemable convertible preferred stock of 25.8 million.
Like the preferred stock warrants, the preferred stock was revalued just prior to its conversion to common stock in connection with the reverse merger. Last year’s third quarter had a net loss available to common shareholders of $24.8 million, or $5.45 per common share, and included a loss from accretion of redeemable preferred stock of $14.2 million.
The average basic common shares outstanding increased by 3.8 million shares from the completion of the reverse merger, exercise of stock options and warrants, and issuance of restricted stock. The average diluted common shares outstanding for this fiscal year’s fourth quarter included the effect of retroactively converting our preferred shares to common. This was not done in other prior periods, however, because doing so would be anti-dilutive.
The loss on an adjusted EBITDA basis, calculated as loss from operations less depreciation and amortization and stock-based compensation expense, improved 42% to $4.6 million from $7.9 million last year. For the nine months ended March 31, comparisons are more pronounced, with only two quarters of revenue in the same period last year, due to the timing of FDA clearance to market the Diamondback 360.
Revenues more than tripled to $40.8 million, versus $12.3 million last year. Gross margin was nearly 71%, up from 57% in the year-ago period, driven by higher volumes, product cost improvements and manufacturing efficiencies. Operating expenses were $57.5 million, compared to $33.9 million last year as we built up the Company’s sales force and infrastructure.
The first quarter of this fiscal year also included a $1.7 million write-off of capitalized IPO costs from the withdrawal of our IPO. R&D expenses were higher earlier in the current fiscal year, due to a greater number of PAD development projects and our coronary study in India.
In the first nine months of fiscal 2008 the net loss was $26.3 million, compared to $27.8 million last year. The lower net loss reflects higher revenue, offset by significant investments in sales and marketing, infrastructure to support growth, and product development that were not yet offset by revenue growth earlier in the year.
The net loss available to common shareholders, including accretion of preferred stock, improved to $3.5 million, or $0.57 per common share, in the first nine months of this year compared to a net loss of $47.2 million, or $11.04 per common share, in the comparable period last year.
Turning now to the March 31 balance sheet, the reverse merger between Replidyne and CSI has resulted in a strong balance sheet, primarily affecting cash and equity, and also having small effects on prepaid and other current assets, net property and equipment, other assets, accrued expenses and lease obligations.

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May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
We ended the third quarter with $37.8 million in cash and cash equivalents, versus $6.4 million at December 31, 2008. The increase is largely the result of cash received through the reverse merger. Accounts receivable has continued to grow with revenue, while inventory has declined as a result of careful inventory management. We continue to hold auction rate securities with a par value of $23 million. The current fair value of those securities and a put option asset related to them is $22.5 million.
The put option asset relates to our acceptance of the UBS offer to repurchase our securities at par value beginning after June 2010. In the meantime, UBS has provided us with a full par value loan against those securities at an interest rate that matches the interest earned on them.
The remainder of our debt consists of $7.5 million in term loans, net of a $900,000 discount related to the value of warrants issued for guarantees on $5.5 million of that debt. The guaranteed debt, which was scheduled to be repaid in September 2009, was refinanced in April 2009 to provide for repayment over 30 months in equal monthly payments of principal and interest, beginning June 1, 2009. Interest on the new debt is 9% per year, with 1% of the original loan amount due at the end of the term. In conjunction with this refinancing, the guarantees were terminated.
Also as part of the debt financing, we increased our accounts receivable line of credit by $5 million to $10 million. This increase provides us with additional liquidity in the future, if needed. No advances have been drawn on the credit line to-date. However, the outstanding balance of the new term debt reduces availability under the line.
With the reverse merger, our capital structure has changed substantially. All preferred stock warrants and preferred stock have been converted to common stock warrants and common stock and recorded in stockholders equity. We now have 13.8 million common shares outstanding and 20.9 million shares on a fully diluted basis, including all outstanding stock warrants and options.
I’ll now turn it back over to Dave, for additional comments. Dave?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Thanks, Larry. CSI recently announced several developments related to our product offerings and clinical research program. First, I want to provide an update on the December launch of the next generation Diamondback 360 device. Physician feedback has been strong. The longer 15 centimeter [throw] allows operators to treat multiple lesions and long diffusely disease segments, minimizing the need to reposition the device and thereby shortening procedure times.
We completed the Orbit 1 feasibility trial in highly calcified coronary arteries. 50 patients were enrolled and six-month data is complete. The acute procedural success rate was 94%, the 30-day and six-month MACE rates were 6% and 8% respectively, meeting and beating our endpoints. The FDA will be reviewing the six-month data when we submit US pivotal trial IDE later this calendar year.
In April, we announced a sales agreement with Invatec, a comprehensive provider of interventional products based in Italy. Under this agreement, CSI will market Invatec’s PTA balloon catheters in the United Sates. Through this strategic relationship, we are expanding our offerings while leveraging our sales capability.
In some cases after plaque removal, balloon angioplasty may also be used to achieve a large vessel diameter. The result of removing plaque, particularly calcified plaque, followed by low pressure balloon, can reduce the risk of vessel damage and clinical and economic consequences of dissection. We are now offering Invatec’s Submarine, Admiral and AMPHIRION DEEP balloon catheters throughout our sales organization.
We also announced the launch of ViperSheath Introducer Sheath CSI developed, which provides a smooth, pliable solution for vessel access. A tapered, soft tip allows low insertion force and minimal trauma on vessel walls during insertion. A kink and crush resistant catheter allows for crossability and navigation of tortuous vessels.
The ViperSheath works well with our Diamondback 360, as do our other supplemental products, the ViperSlide, the ViperTrack and the ViperWire. These product developments reflect our commitment to providing physicians with the tools they need to fight PAD, and further broadening our product portfolio is a great way to leverage our large national sales team.
We recognize that physicians need sound scientific data to support their clinical decisions. In early April we named Dr. Nabil Dib as the Company’s medical advisor. Dr. Dib is a highly qualified and respected interventional cardiologist and widely published researcher. He’s an expert in the field of hemodynamics, genomics and data interpretation.

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May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
One of his first actions was to establish a world-class scientific taskforce. Dr. Dib and his renowned team will oversee the Company’s ongoing clinical programs and ensure that clinically useful information is being provided to our physician customers.
Three trials are scheduled for this year. Two of these studies will expand on the knowledge gained through our landmark pivotal OASIS clinical trial, the first ever prospective, multi-center trial for PAD atherectomy product. One study will be our US pivotal trial for coronary use.
The new trials are the Calcium 360 study, which is a prospective, randomized study comparing effectiveness of the Diamondback 360 to balloon dilatation in treating heavily calcified lesions below the knee. Calcified lesions occur in 75% of lesions below the knee. This study will enroll 50 patients at four US medical centers.
Second peripheral study is the Compliance 360 study, also a prospective, randomized study evaluating the clinical benefit of altering vessel compliance with the Diamondback 360. The study compares the performance of the Diamondback 360 plus low pressure balloon inflation with that of high pressure balloon inflation alone. The study calls for enrolling 50 patients at five US medical centers.
And finally, the Orbit 2. We are completing an IDE submission to the FDA this calendar year for a coronary application for our product, further leveraging our core technology and expanding our market potential.
And now, I’d like to discuss the outlook for fiscal 2009 fourth quarter. CSI anticipates revenue in the range of $15.9 million to $17.9 million, representing growth of about 60% to 80% over fourth quarter of fiscal 2008. We expect the gross margin to be similar to the third quarter of this year.
The fourth quarter net loss is expected to be $7.5 million to $8.6 million, representing a 24% to 34% improvement over a year-ago period. The adjusted EBITDA loss is expected to be between $4.1 million and $5.2 million versus a loss of $10 million in last year’s fourth quarter. The improvement in net loss and adjusted EBITDA is due to increasing revenue and gross profit, with operating expenses growing at a lower rate.
The peripheral market is large and growing and has been underserved by prior treatment options. We believe the Diamondback 360 fills a previously unmet need which will drive growth in both the PAD atherectomy procedures and in CSI’s revenue.
We expect to limit our operating expense growth rate to a rate less than our revenue growth rate, as we continue to drive the Company towards profitability and financial independence. To that end, our goal is to achieve our first profitable quarter by the end of calendar 2010 and to operate within our current cash resources, supplemented, as necessary, with available debt.
Fiscal 2009 is a milestone year for CSI and for our employees. Our Diamondback system is performing well and gaining physician acceptance, as demonstrated by our consistent and significant revenue growth. We built a clinically oriented sales organization that will become increasingly productive as they gain experience, and as we introduce new products and support them with marketing programs.
We’ve got a strong, experienced R&D team, science team and regulatory team. They’re developing new products and providing critical information that meet market needs. More products are in the pipeline, and the partnership with Invatec also adds tools we offer — new tools to offer to physicians.
And finally, we believe the peripheral market is growing at a double digit rate and growth in our sector will advance at a faster pace, driven by the need for effective treatments to remove or modify plaque in lesions, both above and below the knee. It’s been a very productive year for us, with robust sales, installation of a world-class science team, proven coronary capability, and the expansion of our portfolio product.
These developments in an underserved, growing market are fueling our revenue gains. As revenue grows, we can leverage these investments in our infrastructure over increasing sales volumes to achieve profitability. We look forward to updating you on our progress each quarter.
Now, we’d like to open up the call to questions.
QUESTION AND ANSWER

Operator

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Final Transcript

May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
(Operator Instructions)
And your first question comes from the line of Ben Andrew from William Blair. You may proceed.

Ben Andrew - William Blair — Analyst
Good afternoon, guys.

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Hi, Ben.

Ben Andrew - William Blair — Analyst
A couple of quick questions. As you look at the usage patterns you’re seeing in the reorder rates, it looks as — very high from same hospital buyers. What are you seeing in usage per doctor, if you can tell, or per center? Is that continuing to climb, or are you sort of hitting early plateaus and then kind of branching out and going after more new docs to drive some more of the growth?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Well, we’re seeing market share growth, as well as expanding the market on a per hospital basis. We did target those physicians who are dedicated to treating peripheral disease so that a lot of our early accounts — we took market share immediately based on the ability of the product to do things that no other product can do, small vessels and calcium especially.
So it’s hard to tell at this point. We capture quickly in our initial accounts. But we did sell nearly 5,000 devices in 480 accounts, so usage continues to be prolific, even as we get into tier two hospitals and those physicians who don’t have a dedicated — or are in the process of growing their peripheral practice.

Ben Andrew - William Blair — Analyst
Okay.

Larry Betterley - Cardiovascular Systems, Inc. — CFO
Ben, I would say that we have had a broader strategy the last couple of quarters to get out there and get more new accounts, and that has brought the usage per account down somewhat because it is a broader versus a deeper strategy. But we’re always working on balancing that and coming up with the right mix.

Ben Andrew - William Blair — Analyst
Okay. And the guidance range for the next quarter is pretty broad. Can you kind of talk about what gets you to both ends of that range for us?

Larry Betterley - Cardiovascular Systems, Inc. — CFO
Yes, it’s really going to be driven by the two major drivers. One is new accounts, which we said would be 75 to 100 in each quarter, and the usage per account. We have efforts underway to really drive the usage and try to keep that up. We try to balance that with the new accounts and to keep the usage up while continuing to broaden out.

Ben Andrew - William Blair — Analyst

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May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
Okay. Have you guys started working a referral base to a significant extent, whether it’s podiatrists or whoever else is seeing these patients, or are you kind of relying on organic patient flow as of yet?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Not in a concentrated way, especially since our device opens up the below the knee market in a way that no other device ever has. Those patients currently in the practice flow are ones that we want to target first. We certainly haven’t ignored the referral basis, but we don’t have any concentrated programs on that because there’s low hanging and immediate fruit within the physician practice based on the ability of the device to get to new anatomy.

Ben Andrew - William Blair — Analyst
Okay. And then last thing for me, I guess, is looking at the competitive responses. You come in — I mean, I understand the differences and the capabilities, but have you seen any response from the other competitors in terms of whether it’s price or promotions, et cetera?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
We did see a major push by Pathway alongside their financing in order to get some of our faculty members and sales professionals, but that was unsuccessful.

Ben Andrew - William Blair — Analyst
They were trying to come in and what, pull away some of your — you said faculty members?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
They were courting our physicians, as well as out top sales pros.

Ben Andrew - William Blair — Analyst
Oh, okay, but not in terms of product pricing or sort of promotions itself?

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
No. No, we haven’t run into a regularly ordering Pathway account yet, although we’re only in 487 accounts so we’re not accessing the entire market at this early stage.

Ben Andrew - William Blair — Analyst
Okay, great. Thank you.

Larry Betterley - Cardiovascular Systems, Inc. — CFO
Thanks, Ben.

Operator
(Operator Intstructions)

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Final Transcript

May 06, 2009 / 09:00PM GMT, CSII — Fiscal Q3 2009 Cardiovascular Systems, Inc. Earnings Conference Call
And we have no questions in queue. I would now like to turn it over to Mr. David Martin for closing remarks.

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Are you sure there are no more questions?

Operator
(Operator Intstructions)
And we have no questions in queue.

Dave Martin - Cardiovascular Systems, Inc. — President, CEO
Okay. Well, thanks for attending the conference call. A great thanks to the Diamondback nation and all the employees here for their great work, and for our dedicated physicians improving the standard of care for those patients with peripheral disease.

Operator
Thank you for your participation in today’s conference. You may now disconnect, and have a wonderful day.

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